Exhibit 10.10

Form of Tax Sharing Agreement

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT, dated as of [            ] (this “Agreement”), is among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Real Estate Company, a Washington corporation (“WRECO”), and TRI Pointe Homes, Inc., a Delaware corporation (“Parent”).

WHEREAS, prior to the date hereof, Weyerhaeuser, WRECO, Parent and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into a Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), providing for, among other things, (i) the distribution by Weyerhaeuser NR Company, a Washington corporation and a wholly owned subsidiary of Weyerhaeuser (“WNR”), to Weyerhaeuser of all the issued and outstanding common shares of WRECO (the “WRECO Spin”), (ii) the distribution by Weyerhaeuser of all the issued and outstanding common shares of WRECO, on a pro rata basis, or, at Weyerhaeuser’s election, in an exchange offer, or a combination thereof, to some or all of its shareholders (the “Distribution”) and (iii) the merger of Merger Sub with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, prior to January 1, 2010, Weyerhaeuser was the parent of an affiliated group within the meaning of Section 1504(a) of the Code that included WRECO;

WHEREAS, after December 31, 2009, Weyerhaeuser elected to be taxed as a real estate investment trust, and WNR became the parent of an affiliated group within the meaning of Section 1504(a) of the Code that included WRECO; and

WHEREAS the parties hereto intend the Transactions to qualify for the Intended Tax Treatment.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the business conducted by the WRECO Group members. For these purposes, members shall include only those members that are part of WRECO’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) of the Code.

“Additional Costs” means losses, damages or expenses, including reasonable legal fees and expenses, to the extent arising or resulting from the imposition, assessment or assertion of any Tax or adjustment against a party with respect to an amount for which such party is entitled to indemnification under this Agreement.

“Adjustment Request” means any formal or informal claim or request for a Refund filed with any Taxing Authority.

“Agreement” has the meaning set forth in the preamble.

“Applicable Penalty Standard” means the standard under applicable Law for avoiding the imposition of penalties on the taxpayer and/or the tax return preparer.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Covered Compensation Arrangement” has the meaning set forth in Section 4.02(b)(i).

“Distribution” has the meaning set forth in the recitals.

“Equity Compensation Opinion” means an opinion obtained by Parent (at its sole expense), in form and substance reasonably satisfactory to Weyerhaeuser, providing that (i) the issuance of options, restricted stock and/or deferred stock units in respect of Parent Capital Stock or WRECO Capital Stock, as the case may be, to a Safe Harbor VIII Person or a Parent retirement plan (or other eligible retirement plan under Safe Harbor IX in Treasury Regulation Section 1.355-7(d)), as applicable, would not affect the Intended Tax Treatment and (ii) the shares of Parent Capital Stock or WRECO Capital Stock issued upon the exercise or vesting of the options, restricted stock and/or deferred stock units described in clause (i) above would satisfy the requirements of Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d), as applicable. Any Equity Compensation Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Weyerhaeuser.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable arrangement under the Laws of another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any income tax imposed by Title 26 of the Code, or any similar provision of state, local or foreign Tax Law.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that includes at least one Weyerhaeuser Group member and at least one WRECO Group member.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Non-Income Tax Return” has the meaning set forth in Section 3.01(d).

“Option Amount” means an amount, in the aggregate, of options, restricted stock, and deferred stock units which, if and when exercised or acquired, would result in Parent issuing a number of shares of Parent Capital Stock equal to 10% of the shares of Parent Capital Stock outstanding immediately after the Effective Time.

“Parent” has the meaning set forth in the preamble.

“Parent Capital Stock” means (i) all classes or series of outstanding capital stock of Parent for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Parent for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“Parent Representation Letter” means the representation letters executed by Parent in connection with the Tax Opinion and the Parent Merger Tax Opinion.

“Parent Section 355(e) Event” means any event(s) involving Parent Capital Stock or any assets of the RMT Group which cause the Distribution to be a taxable event as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax Law. For the avoidance of doubt, an event involving Parent Capital Stock or any assets of Parent or any of its Affiliates shall include, without limitation, the Merger.

“Penalty Objection” means a non-preparing party’s good faith, written determination that a position taken by a preparing party on a draft WRECO Separate Return subject to Section 3.01(b) would not satisfy the Applicable Penalty Standard.

“Post-Distribution Period” means any taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period ending on or before the close of the Distribution Date.

“Pre-Transaction Agreement Period” means any Tax period ending on or before the date of the Transaction Agreement, and, solely for purposes of Article II, the portion of any Straddle Period ending on or before the date of the Transaction Agreement.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received thereon.

“Restricted Period” means the period commencing upon the Closing Date and ending at the close of business on the first day following the second anniversary of the Closing Date.

“RMT Group” means Parent and each of its Subsidiaries and the WRECO Group (in each case, including any successors thereof).

“RMT Issue” has the meaning set forth in Section 5.02.

“Ruling” means a private letter ruling from the IRS, in form and substance reasonably satisfactory to Weyerhaeuser, providing that the completion of a proposed action by the RMT Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Intended Tax Treatment.

“Safe Harbor VIII Person” means a Parent or WRECO employee, independent contractor, director or other Person permitted to receive Parent Capital Stock or WRECO Capital Stock under Safe Harbor VIII in Treasury Regulation Section 1.355-7(d).

“Straddle Period” means a Tax period beginning on or before and ending after the date of the Transaction Agreement.

“Tax” or “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any Governmental Entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Governmental Entity or political subdivision.

“Tax Advisor” has the meaning set forth in Section 6.01.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Opinion” means the opinion obtained by Weyerhaeuser with respect to the Intended Tax Treatment of the WRECO Spin, the Distribution and the Merger.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Taxing Authority.

“Taxing Authority” means any Governmental Entity imposing Taxes.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Taxes” means (i) all Taxes of any Weyerhaeuser Group or WRECO Group member, as the case may be, resulting from, or arising in connection with, the failure of any of the WRECO Spin, the Distribution and the Merger to qualify for the Intended Tax Treatment, and (ii) all corresponding state and local income and franchise Taxes.

“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with the Transactions. For the avoidance of doubt, Transfer Taxes shall not include any income or franchise Taxes payable in connection with the Transactions.

“Transfer Tax Returns” means any Tax Return with respect to any Transfer Taxes imposed in connection with the Transactions.

“Unqualified Opinion” means an opinion obtained by Parent or WRECO (at its sole expense), in form and substance reasonably satisfactory to Weyerhaeuser, providing that the completion of a proposed action by the RMT Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Intended Tax Treatment. Any Unqualified Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Weyerhaeuser.

“Weyerhaeuser” has the meaning set forth in the preamble.

“Weyerhaeuser Affiliated Group” means, prior to January 1, 2010, Weyerhaeuser and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof).

“Weyerhaeuser Group” means Weyerhaeuser, the Weyerhaeuser Affiliated Group and the WNR Affiliated Group.

“Weyerhaeuser Group Taxes” means, in each case other than Transfer Taxes and Transaction Taxes, (i) any Income Tax imposed on or payable by the Weyerhaeuser Affiliated Group or any member thereof for any Tax period, (ii) any Income Tax imposed on or payable by the WNR Affiliated Group or any member thereof for any Tax period, (iii) any Income Tax imposed on Weyerhaeuser for any period after December 31, 2009, (iv) any Tax other than Income Tax imposed on or payable by the Weyerhaeuser Group or any member thereof for any Tax period, (v) any Tax imposed on or payable by the WRECO Group or any member thereof for any Pre-Transaction Agreement Period, and (vi) all Taxes of any and all members of the Weyerhaeuser Group for any period by reason of any member of the WRECO Group being liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law or as a transferee, successor or otherwise.

“Weyerhaeuser Issue” has the meaning set forth in Section 5.02(b).

“Weyerhaeuser Representation Letter” means the representation letters executed by Weyerhaeuser in connection with the delivery of the Tax Opinion and the Parent Merger Tax Opinion.

“Weyerhaeuser Tax Assets” has the meaning set forth in Section 2.04.

“Weyerhaeuser Tax Attribute” means (i) any deductions or losses associated with WRI or the Coyote Springs Excluded Assets with respect to both federal and state Taxes and (ii) any Tax credits under Section 38 of the Code reflected on a Joint Return.

“WNR” has the meaning set forth in the recitals.

“WNR Affiliated Group” means, after December 31, 2009, WNR and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), but excluding any entity that is a member of the WRECO Group.

“WRECO” has the meaning set forth in the preamble.

“WRECO Capital Stock” means (i) all classes or series of outstanding capital stock of WRECO for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in WRECO for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“WRECO Group” means WRECO and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), except for Pardee Coyote, WRI and any Subsidiary of WRI.

“WRECO Group Taxes” means, in each case other than Transfer Taxes and Transaction Taxes, (i) any Tax imposed on or payable by the WRECO Group or any member thereof for a Tax period beginning after the date of the Transaction Agreement, and (ii) any Tax imposed on or payable by the WRECO Group or any member thereof for the portion of a Straddle Period beginning after the date of the Transaction Agreement (other than any such Tax payable solely by reason of membership in any affiliated, consolidated, combined or unitary group at any time on or prior to the date of the Transaction Agreement, including by reason of Treasury Regulation Section 1.1502-6).

“WRECO Separate Return” means any Tax Return (other than a Joint Return) that includes any WRECO Group member (including any consolidated, combined or unitary Tax Return).

“WRECO Spin” has the meaning set forth in the recitals.

“Weyerhaeuser Subsidiary” shall have the meaning given to such term in the Transaction Agreement. For purposes of this Agreement, neither WRECO nor any WRECO Subsidiary shall be a Weyerhaeuser Subsidiary.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Allocation of Taxes

SECTION 2.01. Ordinary Course Taxes. (a) Except as provided in Sections 2.02 and 2.03, Weyerhaeuser shall be responsible for, and shall indemnify, defend and hold harmless each RMT Group member from and against, all Weyerhaeuser Group Taxes.

(b) Except as provided in Sections 2.02 and 2.03, Parent shall be responsible for, and shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against, all WRECO Group Taxes.

(c) If, with respect to any WRECO Group Tax, Weyerhaeuser or any Weyerhaeuser Subsidiary receives (or realizes) a Refund, Weyerhaeuser shall remit, or cause to be remitted, to WRECO, within 30 days, the amount of such Refund net of any Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund.

(d) Except as provided in Section 2.01(e), if, with respect to any Weyerhaeuser Group Tax, the RMT Group (or any member thereof) receives (or realizes) a Refund, Parent shall remit, or cause to be remitted, to WNR, within 30 days, the amount of such Refund net of any Taxes incurred by the RMT Group (or any member thereof) in connection with the Refund.

(e) Parent shall cause the WRECO Group, except to the extent not permitted by Law, to elect to forego carrybacks of any net operating losses, capital losses, credits or other Tax benefits of the WRECO Group to the extent such carryback would result in an adjustment to a

Joint Return. If Weyerhaeuser or any Weyerhaeuser Subsidiary receives (or realizes) a Refund as a result of any carryback permitted by the previous sentence, Weyerhaeuser shall remit, or cause to be remitted, to WRECO, within 30 days, the amount of such Refund net of any Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund; provided, however, that, if a Taxing Authority subsequently reduces or disallows such Refund, Parent shall cause WRECO, within five days of the reduction or disallowance, to return to the relevant payor the amount previously remitted to WRECO, plus interest at the rate determined under applicable Tax Law.

(f) In any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the date of the Transaction Agreement, on the one hand, and (ii) to the period subsequent to the date of the Transaction Agreement, on the other hand, in proportion to the number of days in each such period.

SECTION 2.02. Transaction Taxes. (a) Subject to Section 2.02(c), Parent shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against any Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Parent in Section 4.01(b) of this Agreement or in the Parent Representation Letter;

(ii) any action or omission by an RMT Group member in the Post-Distribution Period that is inconsistent with any covenant made by WRECO or Parent in this Agreement, including Section 4.02, other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by Weyerhaeuser in this Agreement or the Weyerhaeuser Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or

(iii) any other action or omission by an RMT Group member in the Post-Distribution Period, other than any action or omission (x) contemplated under any Transaction Document or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Weyerhaeuser in this Agreement or the Weyerhaeuser Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(b) Subject to Section 2.02(c), Weyerhaeuser shall indemnify, defend and hold harmless each RMT Group member from and against any Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Weyerhaeuser in Section 4.01(a) of this Agreement or in the Weyerhaeuser Representation Letter;

(ii) any action or omission by Weyerhaeuser or a Weyerhaeuser Subsidiary that is inconsistent with any covenant made by Weyerhaeuser in this Agreement, including Section 4.02, other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or

(iii) any other action or omission by Weyerhaeuser or a Weyerhaeuser Subsidiary, other than any action or omission (x) contemplated under any Transaction Document or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(c) Parent shall not be liable for any Transaction Taxes under Section 2.02(a) if such Transaction Taxes would, in any event, have been imposed or incurred without regard to any action or omission by any member of the RMT Group described in Section 2.02(a) and Section 4.02 and as determined at such time; provided, however, notwithstanding anything to the contrary contained in this Agreement, Parent shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against any Transaction Taxes resulting from or arising out of a Parent Section 355(e) Event, except for any such event that would not have been so taxable but for Weyerhaeuser’s breach of Section 4.01(a).

(d) Weyerhaeuser shall indemnify, defend and hold harmless each RMT Group member from and against any Transaction Taxes with respect to which neither party is liable under Section 2.02(a) or 2.02(b) above.

(e) The party liable for any Transaction Taxes shall be entitled to any Refund of such Transaction Taxes, and, if another party or any of its Subsidiaries receives (or realizes) any such Refund, it shall remit, or cause to be remitted, the amount of such Refund net of any Taxes incurred by such party or any of its Subsidiaries in connection with the Refund, within 30 days, to the party entitled to it under this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, Weyerhaeuser shall be solely responsible for, and shall indemnify, defend and hold harmless Parent and the WRECO Group from and against, any Taxes arising as a result of the Transactions from (i) gain recognized under Treasury Regulation Section 1.1502-19(b) in connection with an excess loss account with respect to the WRECO Capital Stock or the capital stock of any Subsidiary of WRECO, in each case at the time of the WRECO Spin, (ii) net deferred gains taken into account under Treasury Regulation Section 1.1502-13(d) associated with deferred intercompany transactions between a WRECO Group member and a Weyerhaeuser Group member, (iii) any gain recognized under Section 361(b) of the Code as a result of a distribution from WRECO to WNR prior to the WRECO Spin, and (iv) any gains described in clauses (i) through (iii) that are imposed under similar state and local Tax Law.

SECTION 2.03. Transfer Taxes. Transfer Taxes are considered WRECO Group Taxes and the RMT Group shall be liable for any such Taxes. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds therefor. If Weyerhaeuser or any Weyerhaeuser Subsidiary receives a Refund of any Transfer Taxes, Weyerhaeuser shall remit, or cause to be remitted, within 30 days, the Refund to the RMT Group net of Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund.

SECTION 2.04. Entitlement to Tax Attributes. (a) Notwithstanding anything to the contrary in this Agreement or in the Tax Allocation Agreement between WNR and WRECO, Weyerhaeuser and the Weyerhaeuser Subsidiaries shall be entitled to any Tax deduction or credit, as the case may be, of the WRECO Group (or any member thereof) relating to (i) the exercise of compensatory stock options issued (in amounts consistent with past custom and practice) on or prior to December 31, 2013, with respect to Weyerhaeuser Common Shares and (ii) any Weyerhaeuser Tax Attributes (the items described in clauses (i) and (ii), collectively, the “Weyerhaeuser Tax Assets”). Weyerhaeuser shall, and shall cause each Weyerhaeuser Subsidiary to, to the extent permitted by Law, claim any Tax deduction or credit described in this Section 2.04(a) on a Tax Return that includes as Weyerhaeuser Group member. In connection therewith, in the event that the RMT Group (or any member thereof) actually utilizes any Weyerhaeuser Tax Asset to reduce its Tax liability (determined by treating any Weyerhaeuser Tax Asset that is a deduction as the last item of deduction claimed on a Tax Return of the RMT Group), Parent shall make a payment to WNR in an amount equal to the overall net reduction in Tax liability realized as a result of utilizing the relevant Weyerhaeuser Tax Asset, taking into account the net effect of all federal, state and local Taxes. Any such payment shall be made within 30 days after the RMT Group (or any member thereof), as the case may be, realizes such reduction in Tax liability by way of a Refund or otherwise. To the extent any Weyerhaeuser Tax Assets are subsequently increased for any reason, Parent shall pay WNR for the benefit of any such increase in a manner consistent with this provision. To the extent that, following a Final Determination, the RMT Group (or any member thereof) is unable to utilize a Weyerhaeuser Tax Asset (or portion thereof) to reduce its Tax liability, then Weyerhaeuser shall cause WNR to repay to Parent any amount previously paid to WNR with respect to such Weyerhaeuser Tax Asset (or portion thereof), plus interest (at the rate determined under applicable Tax Law) from the date of payment to WNR through the date of WNR’s repayment.

(b) Weyerhaeuser and WNR shall in good faith allocate tax attributes arising in the Pre-Distribution Period between the Weyerhaeuser Group and the RMT Group in accordance with the Code and Treasury Regulations, including Treasury Regulation Section 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79, 1.1502-95(c), and Proposed Regulations Section 1.1502-55(h) (and any applicable state, local and foreign Laws); provided, that earnings and profits shall be allocated, pursuant to Treasury Regulation Section 1.1502-33(e)(3), in accordance with Section 312(h) of the Code and Treasury Regulation Section 1.312-10(a).

SECTION 2.05. Transfer of WRI and the Coyote Springs Excluded Assets. To the extent losses associated with WRI and the Coyote Springs Excluded Assets are allowed as a result of the Distribution, the parties agree that any Weyerhaeuser Tax Attributes arising from such losses will be properly recognized while WRECO is a member of the WNR consolidated group under Treasury Regulation Section 1.1502-76(b)(1)(ii), and shall report the losses consistent herewith. Notwithstanding anything to the contrary in this Agreement, Weyerhaeuser shall be responsible for any Transfer Taxes attributable to the transfer of WRI and the Coyote Springs Excluded Assets.

SECTION 2.06. Additional Costs. Each party shall be entitled to indemnification for Additional Costs related to any indemnity payment under this Agreement.

ARTICLE III

Tax Return Filing and Payment Obligations

SECTION 3.01. Tax Return Preparation and Filing. (a) From and after the Closing Date, Weyerhaeuser shall (i) prepare and file, or cause to be prepared and filed, all Joint Returns, (ii) subject to Section 3.01(d), prepare and file all WRECO Separate Returns and any related documents or statements required (or permitted) to be filed by any WRECO Group member for any taxable period ending on or prior to the date of the Transaction Agreement and (iii) pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns. Parent shall pay Weyerhaeuser for any Taxes shown as due on any Tax Return filed under this Section 3.01(a) for which it has an indemnity obligation under Section 2.01(b) at least two days prior to the filing deadline for Tax Return (including any applicable extensions).

(b) From and after the Closing Date, Parent shall (i) subject to Section 3.01(d), prepare and file, or cause to be prepared and filed, all WRECO Separate Returns for any Straddle Period, (ii) prepare and file, or cause to be prepared and filed, all WRECO Separate Returns and any related documents or statements required (or permitted) to be filed by any WRECO Group member for any Post-Distribution Period, (iii) prepare and file, or cause to be prepared and filed, all Transfer Tax Returns and (iv) pay, or cause to be paid, all Taxes shown to be due and payable on the Tax Returns described in clauses (i), (ii) and (iii). Weyerhaeuser shall pay Parent for any Taxes shown as due on any Tax Return filed under this Section 3.01(b) for which it has an indemnity obligation under Section 2.01(a) at least two days prior to the filing deadline for Tax Return (including any applicable extensions).

(c) Except as provided in Section 3.02 and with respect to Tax Returns subject to Section 3.01(d), the party required to prepare a return pursuant to Section 3.01(a) or Section 3.01(b) shall determine, with respect to such return: (i) the manner in which such Tax Return shall be prepared and filed, including the manner in which any item of income, gain, loss, deduction or credit shall be reported thereon and the allocation of items, (ii) whether any extensions of time to file any such Tax Return will be requested or any amended Tax Return will be filed and (iii) the elections that will be made on any such Tax Return. In the absence of a change in Law or circumstances requiring the contrary, any Joint Return relating to a member of the WRECO Group and any WRECO Separate Return for a period ending on or before the Distribution Date shall be prepared, where applicable, on a basis consistent with the WRECO Group’s elections, accounting methods, conventions and principles of taxation used for the most recent Tax periods for which Tax Returns of the WRECO Group involving similar matters have been filed.

(d) The party that is required to prepare a WRECO Separate Return pursuant to Section 3.01(a)(ii) or Section 3.01(b)(i) shall submit to the other party a draft of any such WRECO Separate Return required to be filed after the Closing Date at least, in the case of income Tax Returns, 30 days prior to the due date (taking into account any applicable extensions) for filing such Tax Return. The non-preparing party shall be deemed to have agreed to the applicable income Tax Return, as prepared by the preparing party, unless the non-preparing party delivers a Penalty Objection to the preparing party within 10 days of delivery of such income Tax Return. If the non-preparing party delivers to the preparing party a timely

Penalty Objection with respect to income Tax Returns, the parties shall negotiate in good faith to resolve all disputed issues. If the parties are unable to resolve all disputed issues within the following 10-day period, they shall submit the remaining disputed issues to the Tax Advisor for resolution at least five days prior to the due date for filing the applicable income Tax Return (including extensions). The preparing party’s return positions with respect to the disputed issues shall be upheld except for any such positions that the Tax Advisor concludes do not satisfy the Applicable Penalty Standard. The non-preparing party shall be liable for all fees and expenses of the Tax Advisor incurred under this Section 3.01(d); provided, however, that the preparing party shall be liable for all such fees and expenses incurred with respect to any Tax Return for which the Tax Advisor concludes a preparing party return position did not satisfy the Applicable Penalty Standard. In the case of Tax Returns that are not Income Tax Returns (including Business and Occupations Tax Returns for the State of Washington) (“Non-Income Tax Returns”) the preparing party will deliver drafts of such Non-Income Tax Returns at least two days prior to the date on which such Non-Income Tax Returns are required to be filed.

(e) Parent shall not cause or permit any WRECO Group member to file any amended Tax Return with respect to a Joint Return or a WRECO Separate Return for any Pre-Transaction Agreement Period.

(f) Except as required by any Transaction Document, Parent shall not cause or permit any WRECO Group member to take any action on the Closing Date other than in the ordinary course of business, including the sale of any assets, distribution of any dividend or making of any Tax election.

SECTION 3.02. Treatment of Transactions. The parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinion, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Except in the case of a WRECO Separate Return, a Transfer Tax Return and a Tax Return of the RMT Group, Weyerhaeuser shall determine the Tax reporting of any issue relating to the Transactions that is not covered by the Tax Opinion.

ARTICLE IV

Tax-Free Treatment of Distribution and Related Transaction

SECTION 4.01. Representations. (a) Weyerhaeuser represents and warrants to Parent that, as of the Closing Date, (i) Weyerhaeuser knows of no facts that could cause any Transaction to fail to qualify for Intended Tax Treatment, (ii) Weyerhaeuser has no plan or intention to take any action inconsistent with the Weyerhaeuser Representation Letter or any covenant of Weyerhaeuser set forth this Agreement and (iii) no pre-Distribution acquisition or sale of Weyerhaeuser Common Shares by Weyerhaeuser or any Weyerhaeuser Subsidiary will be part of a plan (or series of related transactions), within the meaning of Section 355(e)(2)(A)(ii) of the Code and Treasury Regulation Section 1.355-7(b), that includes the Distribution.

(b) Parent represents and warrants to Weyerhaeuser that, as of the Closing Date, (i) Parent knows of no facts that could cause any Transaction to fail to qualify for Intended Tax Treatment and (ii) Parent has no plan or intention to take any action inconsistent with the Parent

Representation Letter or any covenant of the RMT Group member set forth in this Agreement. Parent further represents and warrants that, immediately before the Effective Time, the amount of shares of Parent Capital Stock treated as outstanding for purposes of Section 355(e) of the Code will not exceed 33,000,000 shares. Any equity-based compensation awards in respect of Parent Capital Stock outstanding immediately before the Effective Time shall be treated as vested or exercised, as the case may be, and the resulting Parent Capital Stock shall be treated as outstanding stock for purposes of the calculation in the immediately preceding sentence.

SECTION 4.02. Covenants. (a) During the Restricted Period, (i) Weyerhaeuser shall not, and shall not permit any Weyerhaeuser Subsidiary (or any officers or directors acting on behalf of Weyerhaeuser or any Weyerhaeuser Subsidiary, or any Person acting with the implicit or explicit permission of any such officers or directors) to, take or fail to take any action if such action (or the failure to take such action) would (A) be inconsistent with any covenant, representation or statement made by Weyerhaeuser in the Weyerhaeuser Representation Letter or in this Agreement or (B) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Intended Tax Treatment, and (ii) Parent shall not, and shall not permit any RMT Group member (or any officers or directors acting on behalf of any RMT Group member, or any Person acting with the implicit or explicit permission of any such officers or directors) to, take or fail to take any action if such action (or the failure to take such action) would (A) be inconsistent with any covenant, representation or statement made by Parent in the Parent Representation Letter or in this Agreement or (B) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Intended Tax Treatment.

(b) Without limiting the generality of Section 4.02(a), during the Restricted Period, subject to Section 4.02(d), Parent shall not, and shall not permit any RMT Group member (or any officers or directors acting on behalf of any RMT Group member, or any Person acting with the implicit or explicit permission of any such officers or directors) to:

(i) enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire Parent Capital Stock or WRECO Capital Stock. For these purposes, an acquisition of Parent Capital Stock or WRECO Capital Stock, as applicable, shall include, without limitation, any recapitalization, repurchase or redemption of Parent Capital Stock or WRECO Capital Stock, any issuance of Parent Capital Stock or WRECO Capital Stock (including any nonvoting stock) or an instrument exchangeable or convertible into Parent Capital Stock or WRECO Capital Stock (whether pursuant to an exercise of stock options, as a result of a capital contribution to Parent or WRECO, as applicable, or otherwise), any option grant, any amendment to the certificate or articles of incorporation (or other organizational document) of Parent or WRECO, as applicable, or any other action (whether effected through a shareholder vote or otherwise) affecting the voting rights of Parent Capital Stock or WRECO Capital Stock (including through the conversion of any Parent Capital Stock or WRECO Capital Stock into another class of capital stock); provided, however, that (A) WRECO shall be permitted to issue WRECO Capital Stock to Parent; (B) Parent shall be permitted to issue options, restricted stock, and deferred stock units in respect of a number of shares of Parent Capital Stock and that does not exceed the Option Amount pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement; (C) vesting of any restricted stock or deferred stock units that a Safe Harbor VIII Person is entitled to receive (or would be entitled to receive upon achieving the relevant hurdles in existence) as of the Effective Time shall not be treated as an acquisition of Parent Capital Stock for purposes of this Section 4.02(b)(i); (D) Parent shall be permitted to issue Parent Capital Stock to a Safe Harbor VIII Person pursuant to the exercise of an option to acquire Parent Capital Stock that was granted at or prior to the Effective Time; (E) with respect to any issuances of options, restricted stock or deferred stock units in respect of shares of Parent Capital Stock in excess of the Option Amount, after Weyerhaeuser’s receipt and acceptance of, and solely to the extent consistent with, an Equity Compensation Opinion delivered to Weyerhaeuser by Parent, until the earlier of (1) any amendment of the Covered Compensation Arrangement and (2) a change in applicable Tax Law, Parent or WRECO, as applicable, may issue options, restricted stock and deferred stock units in respect of Parent Capital Stock and WRECO Common Stock pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement that is described in the Equity Compensation Opinion (such arrangement, the “Covered Compensation Arrangement”), and Parent or WRECO, as applicable, may issue the shares of Parent Capital Stock or WRECO Capital Stock underlying such options, restricted stock and/or deferred stock units upon the exercise or vesting thereof, and any such shares shall not be treated as an acquisition of Parent Capital Stock or WRECO Capital Stock, as applicable; (F) subject to compliance with Section 4.02(d), Parent may redeem, retire, repurchase or otherwise acquire Parent Capital Stock in a manner that complies with the requirements of Revenue Procedure 96-30 (as in effect prior to the release of Revenue Procedure 2003-48); and (G) Parent may adopt a shareholder rights plan (and issue Parent Capital Stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in IRS Revenue Ruling 90-11 (for this purpose a shareholder rights plan will be considered similar to the plan described in IRS Revenue Ruling 90-11 only if the principal purpose for the adoption of the plan providing for such rights is to establish a mechanism by which a publicly held corporation can, in the future, provide shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire the corporation);

(ii) merge or consolidate Parent or WRECO with any other Person, or liquidate or partially liquidate Parent or WRECO;

(iii) cause or permit Parent or WRECO to be treated as other than a corporation for U.S. federal income Tax purposes; or

(iv) cause or permit WRECO to cease to engage in the Active Trade or Business, or engage in any transaction that could result in WRECO ceasing to be a company whose separate affiliated group, as defined in Section 355(b)(3)(B) of the Code, is so engaged; provided, however, that, after the Merger, the WRECO Group shall, with respect to transactions not in the ordinary course of business, be permitted to sell, transfer or otherwise dispose of assets with an aggregate value up to 33 1/3% of its assets (determined based on the gross fair market value of the WRECO Group’s assets immediately before the Closing Date) in the aggregate; provided, however, that nothing herein shall prevent the WRECO Group from selling or disposing of assets in the ordinary course of business and any such sales shall be disregarded for purpose of applying the limitation set forth in this Section 4.02(b)(iv).

(c) To the extent that as a result of a subsequent amendment to the Code or the Treasury Regulations, any action or a failure to take any action by Weyerhaeuser and the Weyerhaeuser Subsidiaries or an RMT Group member could affect any Transaction’s qualification for the Intended Tax Treatment, then the covenants contained in Section 4.02(a)(i)(B) and in Section 4.02(a)(ii)(B) shall automatically be deemed to incorporate by reference such actions and the failure to take such actions, and the RMT Group shall comply with the requirements of the relevant amendment through the end of the Restricted Period; provided, however, that no such action or failure to take any such action before the date the relevant amendment is enacted shall constitute a breach of such Sections to the extent such actions or failure to take such actions would not have otherwise constituted a breach of such Sections before such date.

(d) Parent shall not, and shall not permit any RMT Group member to, take any action prohibited by Sections 4.02(b) and (c), unless (i) Weyerhaeuser receives prior written notice describing the proposed action in reasonable detail and (ii) Parent delivers to Weyerhaeuser (A) an Unqualified Opinion and Weyerhaeuser, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Intended Tax Treatment, provides its written consent permitting the proposed action, or (B) a Ruling. Weyerhaeuser’s obligation to cooperate in connection with Parent’s delivery of an Unqualified Opinion or Ruling is as expressly set forth in Section 5.05(b) below. The right of Weyerhaeuser and the Weyerhaeuser Subsidiaries to indemnification for Transaction Taxes shall be determined without regard to whether the RMT Group satisfies any or all of the requirements of this Section 4.02(d).

ARTICLE V

Tax Contests; Indemnification; Cooperation

SECTION 5.01. Notice of Tax Contests. If any party (the “Indemnitee”) receives written notice of the commencement of any Tax Contest for which indemnity may be sought under this Agreement, and such Indemnitee intends to seek indemnity pursuant to this Agreement, the Indemnitee shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Parties copies of all notices and communications with a Taxing Authority solely to the extent relating to such Tax Contest. Failure of the Indemnitee to give such notice will not relieve the Indemnifying Parties from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby.

SECTION 5.02. Control of Tax Contests. (a) Except as provided in Section 5.02(b), Weyerhaeuser shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability of a Weyerhaeuser Group member, any Tax liability reflected on a Joint Return, or any tax liability reflected on a WRECO Separate Return for a Pre-Transaction Agreement Period, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any such Taxes for any such period. If any Tax Contest described in the preceding sentence relates to WRECO Group Taxes or Transaction Taxes with respect to which Parent could be liable under Section 2.02(a) (either an “RMT Issue”), (A) Weyerhaeuser shall (1) keep Parent fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (2) promptly provide Parent with copies of any correspondence relating to Taxes received from any Taxing Authority in connection with such Tax Contest and (3) provide Parent with drafts of any correspondence relating to Taxes from Weyerhaeuser to any Taxing Authority in connection with such Tax Contest and provide Parent with a reasonable opportunity to comment on such correspondence and (B) if Parent acknowledges its liability in writing for all the Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the RMT Issue, Weyerhaeuser shall not settle or compromise such RMT Issue without Parent’s written consent, which consent may not be unreasonably withheld, delayed or conditioned. If Parent withholds its consent to a settlement or compromise described in clause (B) above, Parent shall be liable for any Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the RMT Group would have liability for the applicable Taxes under this Agreement or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Taxes under this Agreement. Weyerhaeuser and Parent shall use their reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination.

(b) Parent shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability reflected on any WRECO Separate Return for a period ending after the date of the Transaction Agreement (including any Straddle Period) and any Tax liability reflected on a Transfer Tax Return, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax reflected on such Tax Returns for such period. If any Tax Contest described in the preceding sentence relates to Weyerhaeuser Group Taxes or Transaction Taxes with respect to which Weyerhaeuser could be liable under Section 2.02(b) (either, a “Weyerhaeuser Issue”), (A) Parent shall (1) keep Weyerhaeuser fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (2) promptly provide Weyerhaeuser with copies of any correspondence relating to Taxes received from any Taxing Authority in connection with such Tax Contest and (3) provide Weyerhaeuser with drafts of any correspondence relating to Taxes from Parent to any Taxing Authority in connection with such Tax Contest and provide Weyerhaeuser with a reasonable opportunity to comment on such correspondence and (B) if Weyerhaeuser acknowledges its liability in writing for all the Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the Weyerhaeuser Issue, Parent shall not settle or compromise such Weyerhaeuser Issue without Weyerhaeuser’s written consent, which consent may not be unreasonably withheld, delayed or conditioned. If Weyerhaeuser withholds its consent to a settlement or compromise described in clause (B) above, Weyerhaeuser shall be liable for any Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the Weyerhaeuser Group would have liability for the applicable Taxes under this Agreement or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Taxes under this Agreement. Weyerhaeuser and Parent shall use reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination.

SECTION 5.03. Indemnification Payments. (a) The Indemnitee shall notify the Indemnifying Party promptly in writing of its discovery of any matter that does not involve a Tax Contest giving rise to the claim of indemnity pursuant to this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 10 days from receipt of any such notice to give notice of a dispute of the claim to the Indemnitee. The Indemnitee shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Unless the Indemnifying Party gives notice of a dispute of the claim within such 10-day period, the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving notice of (i) the Indemnitee’s payment of a Tax for which the Indemnifying Party is liable under this Agreement or (ii) a Final Determination which results in the Indemnifying Party becoming obligated to make a payment to the Indemnitee under this Agreement.

(b) Parent shall not be required to make any payments under this Agreement to Weyerhaeuser or any Weyerhaeuser Subsidiary until the aggregate amount of such payments due (but for this Section 5.03(b)) exceeds the net amount paid by WRECO to WNR after the date of the Transaction Agreement in respect of (without duplication), (i) WRECO Group Taxes or (ii) payables that arise after the date of the Transaction Agreement pursuant to the Tax Allocation Agreement, dated January 1, 2010, between WNR and WRECO, and thereafter Parent shall only be required to make payments to the extent of such excess. Weyerhaeuser will provide Parent with evidence of the amounts described in clauses (i) and (ii) above, in a form mutually agreed upon by the parties. For purposes of calculating the net amount paid by WRECO to WNR in the previous sentence, any increase after the date of the Transaction Agreement in the amount of Intercompany Debt in respect of Taxes or payables described in clause (i) or (ii) above shall be taken into account as a payment from WRECO to WNR.

SECTION 5.04. Treatment of Indemnity Payments. In the absence of a Final Determination to the contrary, any amount payable with respect to any Tax under this Agreement shall be treated as occurring immediately prior to the WRECO Spin, as an intercompany distribution or a contribution to capital, as the case may be.

SECTION 5.05. Cooperation. (a) Each of Weyerhaeuser and Parent shall, and shall cause its Subsidiaries to, subject to Section 5.05(b) below, cooperate fully with all reasonable requests from the other parties in connection with the preparation and filing of Tax Returns and Adjustment Requests, the resolution of Tax Contests and any other matters covered herein. If any parties fail to comply with any of their obligations set forth in this Section 5.06(a), and such failure results in the imposition of additional Taxes, the nonperforming parties shall be liable for such additional Taxes.

(b) In connection with the foregoing, Weyerhaeuser shall, at Parent’s sole expense, reasonably cooperate with Parent, upon its written request, in connection with obtaining (i) a Ruling or (ii) an Unqualified Opinion. Such cooperation shall include Weyerhaeuser providing any information, submissions, representations and covenants reasonably requested by a recipient that has previously executed with Weyerhaeuser an appropriate confidentiality agreement, in form and substance satisfactory to Weyerhaeuser and that permits reliance by

Weyerhaeuser. This Section 5.05 shall not require Weyerhaeuser to take any action (including the provision of information, submissions, representations or covenants) that could reasonably be expected to affect Weyerhaeuser’s indemnity obligation for Taxes under this Agreement, decrease in any respect Parent’s indemnity obligation for Taxes under this Agreement, or cause Weyerhaeuser or any Weyerhaeuser Subsidiary to have any liability to any third party, including any liability for increased Taxes. Parent acknowledges and agrees that, in the case of a Ruling, Parent shall immediately notify Weyerhaeuser if the IRS seeks any non-publicly available information regarding Weyerhaeuser or any of its Affiliates, and Parent shall not provide any such information to the IRS without Weyerhaeuser’s written consent, which consent can be withheld or provided in Weyerhaeuser’s sole and absolute discretion. Parent shall promptly withdraw any such Ruling request (and immediately notify Weyerhaeuser in writing of such withdrawal) if Weyerhaeuser does not affirmatively consent to provide the requested information within 48 hours of Parent’s notification to Weyerhaeuser regarding the request therefor. Parent shall provide to Weyerhaeuser, for its review and approval prior to filing, a copy of any Ruling request and any other submissions made to the IRS in connection therewith, and Parent shall provide to Weyerhaeuser a copy of any Ruling obtained in connection with such request.

SECTION 5.06. Tax Records. Each of Weyerhaeuser and Parent shall, and shall cause its Subsidiaries to, retain all Tax Records in its possession relating to or relevant to any Tax matter for which any party may have an indemnity obligation hereunder until expiration of the statute of limitations of the Tax periods to which such Tax Records relate (giving effect to any valid extensions made known to the Purchaser) plus six months.

SECTION 5.07. Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient parties, except as may otherwise be necessary in connection with the filing of any Tax Return or the resolution of any Tax Contest. In addition, if Weyerhaeuser, WRECO or Parent determines that providing such information could be commercially detrimental, violate any Law or agreement or waive any privilege, the parties shall use their reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

ARTICLE VI

Dispute Resolution

SECTION 6.01 Tax Disputes. The parties hereto shall negotiate in good faith to resolve any dispute arising in connection with this Agreement within 30 days of the date on which any such dispute arises. Upon written notice by a party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”). Weyerhaeuser and Parent shall negotiate in good faith to jointly select a Tax Advisor within five days of such written notice. If Weyerhaeuser and Parent do not agree on the selection of the Tax Advisor within such five-day period, the Tax Advisor shall be selected by Weyerhaeuser’s and Parent’s respective U.S. tax counsel or other advisors of recognized national standing within the following 10-day period. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the parties of its resolution of the dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution.

Any such resolution by the Tax Advisor shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be shared equally by Weyerhaeuser and Parent. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the party responsible for filing the return without prejudice to the rights and obligations of the parties hereunder, provided that the preparing party shall file an amended Tax Return, within 10 days after the completion of the process set forth in this Section 6.01, reflecting any changes made in connection with such process.

ARTICLE VII

General Provisions

SECTION 7.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention:   Sandy McDade

Facsimile:   (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:   Richard Hall and Erik Tavzel

Facsimile:   (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to Parent or WRECO, to:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, CA 92612

Attention:  Doug Bauer

Facsimile: (949) 478-8601

Email: Doug.Bauer@TriPointeHomes.com

with a copy to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention:  Michael Flynn

Facsimile: (949) 475-4774

Email: mflynn@gibsondunn.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 7.01.

SECTION 7.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 7.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 7.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7.07. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 7.08. Termination. This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Transaction Agreement pursuant to Section 11.01 thereof. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, WRECO and Parent and Merger Sub or any other Person, other than Section 5.07 and this Article VII, which provisions shall survive such termination.

SECTION 7.09. Survival. All Sections of this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time (except to the extent any Sections expressly provide for an earlier date, in which case, as of such date).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By

Name:
Title:

WEYERHAEUSER REAL ESTATE COMPANY,

By

Name:
Title:

TRI POINTE HOMES, INC.,

By

Name:
Title:

[Signature Page to Tax Sharing Agreement]